Exhibit 10.13

BEVERLY COOPERATIVE BANK

PERFORMANCE UNIT PLAN

Beverly Cooperative Bank (the “Bank”), a Massachusetts cooperative bank, hereby establishes a Performance Unit Plan (the “Plan”) for the benefit of specified officers and directors of the Bank. The Board of Directors desire to retain and to reward select officers and non-employee directors for their contributions and loyalty to the Bank by allowing them to share in the growth of the Bank through their good efforts, through appreciation in the value of the Bank.

Article I

Definitions and Construction

1.1 Definitions. For purposes hereof, the following phrases or terms shall have the indicated meanings unless otherwise clearly apparent from the context:

(a)	“Account” shall mean the bookkeeping account established and maintained by the Bank for each Participant. Notwithstanding any other provision of the Plan that may be construed to the contrary, the amounts credited to a Participant’s Account under the Plan are for measurement purposes only and shall not be considered or construed in any manner as an actual contribution or investment.

(b)	“Beneficiary” shall mean the person or persons designated by a Participant to receive any benefits payable hereunder in the event of the death of the Participant, or in the absence of such a designated Beneficiary, the Participant’s estate all as set forth in Section 7.3.

(c)	“Board of Directors” or “Board” shall mean the Board of Directors of the Bank.

(d)	“Committee” shall mean the Banks compensation committee appointed to manage and administer the Plan and the individual Plan Agreements in accordance with the provisions of Article XIII hereof.

(e)	“Date of Grant” shall mean the Effective Date as stated in the Participant’s Plan Agreement.

(f)	“Change-in-Control” means with respect to a Participant: (a) a change in ownership of the Participant’s Service Recipient; (b) a change in effective control of the Participant’s Service Recipient; or (c) a change in the ownership of a substantial portion of the assets of the Participant’s Service Recipient. The existence of a Change of Control shall be determined by the Committee in accordance with section 409A of the Internal Revenue Code of 1986 and the regulations thereunder (the “Code”).

(g)	“Eligible Person” shall mean any officer of the Bank or non-employee member of the Board.

(h)	“Participant” shall mean an Eligible Person who is specified by the Committee to participate in the Plan.

(i)	“Performance Unit” shall mean a unit of value credited to the Accounts of Participants and distributed according to the terms of the Plan.

(j)	“Plan Agreement” shall mean the written agreement that is entered into by and between the Bank and a Participant.

(k)	“Plan” shall mean the Beverly Cooperative Bank Performance Unit Plan as set forth herein, as the same may be amended from time to time.

(l)	“Service Period” shall mean each Participant’s period of continuous service.

(m)	“Service Recipient” means with respect to a Participant on any date: (i) the corporation for which the Participant is performing services on such date; (ii) all corporations that are liable to the Participant for the benefits due to him under the Plan; (iii) a corporation that is a majority shareholder of a corporation described in section 1.1 (m)(i) or (ii); or (iv) any corporation in a chain of corporations each of which is a majority shareholder of another corporation in the chain, ending in a corporation described in section 1.1(m)(i) or (ii).

Article II

Eligibility and Participation

2.1 Eligibility. In order to be eligible for participation in the Plan, an Eligible Person must be selected by the -Committee or the Board of Directors, which, in its sole and absolute discretion, shall determine eligibility for participation in accordance with the purposes of the Plan. Participation in the Plan shall be limited to the Participants. The Plan is intended to constitute a non-qualified, unfunded compensation plan for a select group of management or highly compensated employees under Title I or the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time (“ERISA”).

2.2 Acceptance. In order to participate, an Eligible Person selected for participation in the Plan must sign a Plan Agreement. The Eligible Person’s participation in the Plan shall commence only upon execution of a Plan Agreement by both parties.

Article III

Grants

3.1 Grants. Performance Units shall be granted to such Participants, as the Committee or Board shall determine pursuant to section 6.3. If any Performance Units awarded under the Plan shall be forfeited or canceled, such Performance Units may again be awarded under the Plan. Performance Units shall be granted at such time or times and shall be subject to such terms and conditions, in addition to the terms and conditions set forth in the Plan, as the Committee or Board shall determine.

3.2 Number of Units. The Plan shall have a total of 135,550 performance units available for awards to Participants.

Article IV

Accounts

4.1 Accounts. Performance Units granted to a Participant shall be credited to the Account established and maintained for such Participant. The Account of a Participant shall be the record of Performance Units granted to the Participant under the Plan and is solely for accounting purposes and shall not require a segregation of any Bank assets. Each Performance Unit shall be valued by the Bank in the manner provided in Article VI. Each grant of Performance Units under the Plan to a Participant and the value of such Performance Units as of the date of grant shall be communicated by the Board or Committee in writing to the Participants within thirty (30) days after the date of grant.

Article V

Vesting

5.1 Vesting Schedule. The Participant’s Performance Units shall vest and become nonforfeitable according to the following schedule:

Anniversary of Effective Date of Plan Agreement	Cumulative Percentage of Performance Units Vested
1	20%
2	40%
3	60%
4	80%
5	100%

5.2 Other Vesting Events. Notwithstanding the provisions of Section 5.1 above, all Performance Units granted to a Participant shall become fully vested and nonforfeitable upon the Participant’s termination of employment with the Bank due to such Participant’s death or disability or retirement. For purposes of this Section 5.2, a Participant will be considered disabled if, the Participant meets the definition of disability contained in Section 409A of the Code. For purposes of this Section 5.2, a Participant who is a non-employee director will be considered retired if he or she terminates service to the Bank after attaining the retirement age for Board members specified in the Bank’s corporate governance documents and a Participant who is an employee shall be considered retired if he or she terminates service to the Bank after attaining age sixty-five (65).

5.3 Forfeitures. Except as otherwise specified, Performance Units not vested on the date of a Participant’s termination of employment with the Bank shall be forfeited by the Participant.

5.4 Exceptions. Notwithstanding any other contrary provisions contained in the Article V, the Committee or Board, at its discretion, may vary or accelerate the vesting schedule for an individual Participant to the extent permitted under Section 409A of the Code.

Article VI

Valuation of Performance Units

6.1 General Valuation. For all purposes of the Plan, the Price Per Share (PPS) of a Performance Unit will be an amount equal to the Price Per Share, as of the applicable date, as determined pursuant to Section 6.2 below.

6.2 Price Per Share. The PPS on January 1, 2007, shall be deemed to be $10 (ten dollars) based upon a FYBV (defined below) as of December 31, 2006 of $13,555,000 and 135,550 Performance Units (PU). In subsequent years the PPS shall be the end of fiscal year book value (FYBV) determined as of the preceding December 31 divided by Performance Units (PU) pursuant to the following formula:

FYBV - PU = PPS

Where:

FYBV shall be the Retained Income, exclusive of any FASB 115 effect, as reported in the Bank’s audited year-end consolidated financial statements;

PU is equal to 135,550 Performance Units at the Plan’s inception; and,

PPS is the book value per share.

Article VII

Payment of Benefits

7.1 Hardship Distributions. In the event that a Participant has suffered a Hardship, the Committee or Board may, in its sole discretion and to the extent permitted under section 409A of the Code, allow such Participant to obtain a lump sum withdrawal of an amount of his or her vested Performance Units that does not exceed the amount necessary to alleviate the Hardship.

7.2 Distributions to Participants. An amount equal to the value of such Participant’s vested Performance Units shall be paid in cash to the Participant on the earlier of:

(a)	in a single lump sum payment made as soon as practicable following December 31st of the calendar year in which the Participant’s termination of service occurs;

(b)	in a single lump sum payment made as soon as practicable following December 31st of the calendar year in which the fifth (5th) anniversary of the Effective Date of the Participant’s Plan Agreement occurs;

(c)	at such time or times and in such amount or amounts as the Participant shall specify in writing, with the approval of the Committee or Board, within thirty (30) days after first being designated an Participant; provided, however, that distribution shall be, or begin being, made not later than January 31st of calendar year following the calendar year in which the Participant terminates employment or attains age 65, whichever is later; and provided, further, that distributions shall be completed within one hundred and twenty (120) months after they begin;

(d)	in a single lump sum payable upon the effective date of a Change-in-Control; or

(e)	notwithstanding the foregoing, each Participant may, by written election given in such form and manner as the Board or Committee may prescribe, elect to change the time and manner of distribution of the Performance Units; provided, however, that

(i)	any such election shall not take effect until twelve (12) months after it is received by the Bank; and

(ii)	the first payment made under such election shall not occur until at least five (5) years later than such payment would otherwise have been made.

To the extent that a Participant’s benefits are not distributed in a single lump sum equal to all of the vested Performance Units, any remaining vested Performance Units representing undistributed benefits shall continue to be adjusted in the manner provided in section 6.2.

7.3 Distributions to Beneficiaries. A Participant may designate a Beneficiary or Beneficiaries by filing a written notice with the Committee prior to the Participant’s death, in such form and manner as the Committee may prescribe. A Participant who has designated a Beneficiary or Beneficiaries may change or revoke such designation prior to the Participant’s death by means of a similar written instrument. In the event that a Participant dies before receiving payment of his entire benefit, payment of the value of the deceased Participant’s benefit shall be made in a lump sum to his Beneficiary or Beneficiaries within thirty (30) days after the Committee receives satisfactory evidence of the Participant’s death. If no Beneficiary shall have been designated or if any such designation shall be ineffective, or in the event that no designated Beneficiary survives the Participant, payment of the value of the Participant’s benefit shall be made to the Participant’s personal representative, or if no personal representative is appointed within six (6) months after the Participant’s death or such longer period as the Committee deems reasonable in its discretion, to his surviving spouse, or if he has no surviving spouse, to his then living descendants, per stirpes, in the same manner and at the same time as the Participant’s benefit would have been paid to a

Beneficiary. If any Participant and any one or more of his designated Beneficiary(ies) shall die in circumstances that leave substantial doubt as to who shall have been the first to die, the Participant shall be deemed to have survived the deceased Beneficiary(ies). The presence of substantial doubt for such purposes shall be determined by the Committee in its sole and absolute discretion.

7.4 Payment Upon Change of Control. Upon a Change-in-Control, this Plan shall terminate and the value of all Performance Units vested in accordance with this paragraph shall be distributed to the Participants pursuant to this Article VII. For purposes of this paragraph only, the number of vested Performance Units for each Participant shall be 100% of those awarded to such Participant. In addition, for purposes of this paragraph only, for determining the final value of the Performance Units, the FYBV for the year of the Change-in-Control shall be determined as of December 31 immediately prior to the year of the Change-in-Control.

7.5 Early Distributions. To the extent required to comply with the terms of a domestic relations order (within the meaning of section 414(p) of the Code) directed to and served upon the Plan, the Board or Committee may direct the payment of all or any portion of the Participant’s vested Performance Units at any time or in accordance with any payment schedule set forth in said order. To the extent necessary to effect compliance with a certificate of divestiture (within the meaning of section 1043(b)(2) of the Code), the Board or Committee may permit the distribution of all or a portion of the Participant’s vested Performance Units earlier than the times determined under section 7.2.

7.6 Discharge. Any payment made by the Bank in good faith in accordance with the provisions of this Plan and a Participant’s Plan Agreement shall fully discharge the Bank from all further obligations with respect to such payment.

7.7 Voting and Dividend Rights. The Participant shall have no voting and dividend rights.

7.8 Withholding. The Bank shall have the right to deduct from all amounts paid pursuant to the Plan, and if necessary from any current or future compensation payable by the Bank to the Participant, any taxes required by law to be withheld with respect to such payments.

Article VIII

Source of Benefits

8.1 Benefits Payable From General Assets. Amounts payable hereunder shall be paid exclusively from the general assets of the Bank, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Bank from which payments may be made. The rights of each Participant hereunder shall be solely those of an unsecured creditor of the Bank. The Bank’s liability for the payment of benefits hereunder shall be evidenced only by this Plan and each Plan Agreement entered into between the Bank and a Participant.

8.2 Investments to Facilitate Payment of Benefits. The Bank shall not be obligated to invest in any specific asset or fund. However, in order to provide the means for the payment of any liabilities under this Plan, the Bank may elect to do so and, in such event, no Participant shall have any interest whatever in such asset or fund.

8.3 Trust. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Bank, provided, however, that the Bank may establish a separate trust to accumulate funds to discharge its obligations hereunder. Provided further, however, that such a trust does not cause the Plan to be considered to be funded for purposes of Title I of ERISA. The Participant and his Beneficiary shall have no rights, title, or interest in any such trust.

Article IX

Termination of Employment

9.1 Neither this Plan nor a Participant’s Plan Agreement, either singly or collectively, in any way obligates the Bank to continue the employment or service of a Participant, nor does either limit the right of the Bank at any time and for any reason to terminate the Participant’s employment or service. Termination of a Participant’s employment or service with the Bank, for any reason, whether by action of the Bank or the Participant, shall immediately terminate his participation in this Plan, except as otherwise expressly provided herein. In no event shall this Plan or a Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever.

Article X

Termination, Amendment, Modification, or Supplement of Plan

10.1 Termination. The Bank reserves the right to terminate, amend, modify, or supplement this Plan, or any Plan Agreement, wholly or partially, from time to time, or at any time, provided, however, that except as provided in Section 10.2 below, no change shall be effective as to Performance Units under any Plan Agreement then in effect without the written consent of such Participant.

10.2 Rights and Obligations Upon Termination. Upon termination of this Plan, the Bank shall pay all vested benefits as provided in the Plan.

Article XI

Other Benefits and Agreements

11.1 The benefits provided for a Participant and his Beneficiary hereunder and under such Participant’s Plan Agreement are in addition to any other benefits available to such Participant under any other program or plan of the Bank for its employees, and, except as may be otherwise expressly provided for, this Plan and the Plan Agreements entered into hereunder shall supplement and shall not supersede, modify, or amend any other program or plan of the Bank or a Participant. Moreover, benefits under this Plan and the Plan Agreements entered into hereunder shall not be considered compensation for the purpose of computing contributions or benefits under any welfare benefit plan maintained by the Bank or any of its subsidiaries or retirement plan maintained by the Bank or any of its subsidiaries which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Article XII

Restrictions on Alienation of Benefits

12.1 No right or benefit under this Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge; any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Plan or under any Plan Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

Article XIII

Administration of This Plan

13.1 Appointment of Committee. The general administration of this Plan, and any Plan Agreements executed hereunder, as well as the construction and the interpretation thereof, shall be vested in the Committee, the number and members of which shall be designated and appointed from time to time by, and shall serve at the pleasure of the Board of Directors. Any such member of the Committee may resign by notice in writing, filed with the secretary of the Committee. Vacancies shall be filled promptly by the Board of Directors. Each person appointed a member of the Committee shall signify his acceptance by filing a written acceptance with the secretary of the Committee. The Board of Directors may at any time perform any of the tasks assigned to the Committee under this Plan.

13.2 Committee Officials. The Board of Directors may designate one of the members of the Committee as Chairman and may appoint a secretary who need not be a member of the Committee. The secretary shall keep minutes of the Committee’s proceedings and all date, records, and documents relating to the Committee’s administration of this Plan and any Plan Agreement executed hereunder. The Committee may appoint from its number such subcommittees with such powers as the Committee shall determine and may authorize one or more of its members or any agent to execute or deliver any instrument or make any payment on behalf of the Committee.

13.3 Committee Action. All resolutions or other actions taken by the Committee shall be the vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members at the time in office if they act without a meeting.

13.4 Committee Rules and Powers—General. Subject to the provisions of this Plan, the Committee shall from time to time establish rules, forms, and procedures for the administration of this Plan, including Plan Agreements. Except as herein otherwise expressly provided, the Committee shall have the exclusive right to interpret this Plan and any Plan Agreements and to decide any and all matters arising thereunder or in connection with the administration of this Plan and any Plan Agreements, and it shall endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person. Such decisions, actions, and records of the Committee shall be conclusive and binding upon the Bank and all persons having or claiming to have any right or interest in or under this Plan.

13.5 Reliance on Certificates, etc. The members of the Committee and the officers and directors of the Bank shall be entitled to rely on all certificates and reports made by any duly authorized legal counsel, such legal counsel may be counsel for the Bank.

13.6 Liability of Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his part, excepting only his own willful misconduct. The Bank shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his membership on the Committee or acts pursuant this Plan to the fullest extent of the law, excepting only expenses and liabilities arising out of his own willful misconduct. Expenses against which a member of the Committee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member of the Committee may be entitled as a matter of law.

13.7 Determination of Benefits. In addition to the powers herein above specified, the Committee shall have the power to compute and certify, under this Plan and any Plan Agreement, the amount and kind of benefits from time to time payable to Participants and their Beneficiaries and to authorize all disbursements for such purpose.

13.8 Information to Committee. To enable the Committee to perform its functions, the Bank shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their retirement, death, or other cause for termination of employment, and such other pertinent facts as the Committee may require.

13.9 Manner and Time of Payment of Benefits. The Committee shall have the power, in its sole and absolute discretion, to change the manner and time of payment of benefits to be made to a Participant or his Beneficiary from that set forth in the Participant’s Plan Agreement.

Article XIV

Miscellaneous

14.1 Execution of Receipts and Releases. Any payment to a Participant, a Participant’s legal representative, or Beneficiary in accordance with the provisions of this Plan or any Plan Agreement executed hereunder shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Bank. The Bank may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as it may determine.

14.2 No Guarantee of Interests. Neither the Committee nor any of its members guarantee the payment of any amounts which may be or become due to any person or entity under this Plan or any Plan Agreement executed hereunder. The liability of the Bank to make any payment under this Plan or any Plan Agreement executed hereunder is limited to the then available assets of the Bank.

14.3 Bank Records. Records of the Bank as to a Participant’s employment, termination of employment, and other related matters shall be conclusive on all persons and entities, unless determined to be incorrect.

14.4 Evidence. Evidence required of anyone under this Plan and any Plan Agreement executed hereunder may be by certificate, affidavit, document, or other information which the person or entity acting on it considers pertinent and reliable, and signed, made, or presented by the proper party or parties.

14.5 Notice. Any notice which shall be or may be given under this Plan or a Plan Agreement executed hereunder shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Bank, such notice shall be addressed to the Bank, at its principal office shown on such Participant’s Plan Agreement.

14.6 Change of Address. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

14.7 Effect of Provisions. The provisions of this Plan and of any Plan Agreement executed hereunder shall be binding upon the Bank and its successors and assigns and upon a Participant, his Beneficiary, assigns, heirs, executors, and administrators.

14.8 Compliance with Regulatory Requirements. Nothing herein shall be deemed to obligate the Bank to make a payment hereunder in violation of any statute or regulatory order or directive applicable to the Bank.

14.9 Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in the construction of the provisions hereof or any Plan Agreement executed hereunder.

14.10 Governing Law. All questions arising with respect to this Plan and any Plan Agreement executed hereunder shall be determined by reference to the laws of the Commonwealth of Massachusetts in effect at the time of their adoption and execution, respectively.

14.11 Dispute Resolution/Arbitration. The parties shall attempt in good faith to resolve any claim, controversy, or dispute of whatever nature arising between the parties (a “Dispute”), including but not limited to, those arising out of or relating to this Plan, the Plan Agreement, or any other related documents, whether arising out of contract, tort, statute, or otherwise, promptly by negotiations between the parties. If the Dispute cannot be settled through direct negotiations, the parties shall participate in mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved Dispute shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration proceedings shall be conducted before a neutral arbitrator who is a member of the Bar of the Commonwealth of Massachusetts, has been actively engaged in the practice of law for at least fifteen (15) years and has substantial experience in connection with business transactions and interpretation of contracts. Upon the request of either party, the arbitrator’s award shall include findings of fact and conclusions of law. Either party may seek review of the arbitrator’s award before an arbitration review panel, comprised of three (3) arbitrators qualified in the same manner as the initial arbitrator (as set forth above). Review by the arbitration review panel must be requested in writing within ten (10) days of the initial arbitrator’s award of such review shall be waived. The arbitration review panel shall be entitled to review all findings of fact and conclusions of law and conduct the review process in such manner as deemed appropriate by the arbitration review panel. The arbitration review panel shall have authority to modify the award under review in its discretion. Unless otherwise deemed appropriate by the arbitrator(s), the prevailing party shall be entitled to an award of all reasonable out-of-pocket costs and expenses (including attorneys’ and arbitrators’ fee) related to the arbitration proceeding. The decision of the arbitrator(s), after exhausting the review provided above, shall be deemed the “arbitration award” and may be enrolled as a final judgment as otherwise provided by law.

14.12 No Deposit Account. Nothing in this Plan shall be held or construed to establish any deposit account for any Participant or any deposit liability on the part of the Bank. Participants’ rights hereunder shall be equivalent to those of a general unsecured creditor of the Bank.

14.13 Compliance with Section 409A of the Code. The Plan is intended to be a non-qualified deferred compensation plan described in section 409A of the Code. The Plan shall be operated, administered and construed to give effect to such intent. In addition he Plan shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including but not limited amendment in a manner that adversely affects the rights of participants and other interested parties, to the extent necessary to effect such compliance.

14.14 Status of Plan under ERISA. The Plan is intended to be an unfunded, non-qualified plan maintained primarily for the purpose of providing deferred compensation for highly compensated employees, as contemplated by sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3 and 4 of Title I of ERISA. The Plan shall be administered and constniea so as to effectuate this intent.

Amendment No. 1 to Beverly Cooperative Bank

Performance Unit Plan

Beverly Cooperative Bank

Performance Unit Plan

Plan Language Correction

Page 4 — article 6.2

Price Per Share — The PPS on January 1, 2007, shall be deemed to be $10 (ten dollars) based upon a FYBV (defined below) as of December 31, 2006 of 13,555,000, total units (TU) of 1,355,550 and 135,550 performance units (PU). In subsequent years the PPS shall be the end of the fiscal year book value (FYBV) determined as of the preceding December 31 divided by total units pursuant to the following formula:

FYBV / TU = PPS

Where:

FYBV shall be the retained Income, exclusive of any FASB 115 effect, as reported in the bank’s audited year end consolidated financial statements:

TU is equal to 1,355,500 units at the plan’s inception

PPS is the book value per share

PU is equal to 135,550 performance units at the plan’s inception